UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 18, 2006

FIRST SOUTH BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

VIRGINIA	0-22219	56-1999749
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1311 Carolina Avenue, Washington, North Carolina		27889
(Address of principal executive offices)		(Zip Code)

(252) 946-4178
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective October 18, 2006 (the “Effective Date”), First South Bank (the “Bank”), wholly owned subsidiary of First South Bancorp, Inc. (the “Company”), entered into a Supplemental Income Plan Agreement (the “SIPA”) with Robert E. Branch (the “Employee”).

Pursuant to the terms of SIPA, if Mr. Branch remains in the employment of the Bank until he attains the age of 65 (the “Retirement Date”), the Bank shall pay, in equal monthly installments, a minimum sum of $10,000 (the “SIPA Retirement Amount”) per annum for a period of 5 years.

In the event of Mr. Branch’s death before the Retirement Date, the Bank shall make payments to his beneficiaries in the same manner as if he had retired, and the amount of the payments shall be determined as if the date of death was his Retirement Date. In the event that Mr. Branch terminates his service for reasons other than (i) “Termination of Protected Employment” (as defined below) following a change in control, or (ii) his death, and the termination occurs before he is entitled to receive payments, Mr. Branch shall be entitled to receive a percentage of his SIPA Retirement Amount upon his attainment of age 65 or prior death. This percentage will be based on Mr. Branch’s full years of service after October 18, 2006, and increased in 10% increments (from 10% to 100%) for every year of service after October 18, 2006, starting with 10% at one year of service up to 100% for 10 years of service. Payments shall be made in equal monthly installments. Except in the case of the Employee’s death or retirement after age 65, in the event that, prior to the Retirement Date, a “Termination of Protected Employment” occurs following a “Change in Control” Mr. Branch shall be deemed to have retired as of his Retirement Date, and the Retirement Date shall be considered the date of the Change in Control.

Under the SIPA, a "Termination of Protected Employment" occurs where (i) the Employee is terminated without just cause; or (ii) the Employee voluntarily terminates employment for an event that constitutes "Good Reason." The term "Good Reason" means any of the following events that has not been consented to in advance by the Employee in writing: (a) the requirement that the Employee move his personal residence, or perform his principal executive functions, more than 30 miles from his primary office as of the later of the Effective Date and the most recent voluntary relocation by the Employee; (b) a material reduction in the Employee's base compensation in effect on the date of the Change in Control; (c) the failure by the Bank to continue to provide the Employee with compensation and benefits in effect on the date of the Change in Control, or with benefits substantially similar to those provided to him under any of the employee benefit plans in which the Employee now or hereafter becomes a participant, or the taking of any action by the Bank which would directly or indirectly reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by him; (d) the assignment to the Employee of duties and responsibilities materially different from those normally associated with his position; (e) a failure to reelect the Employee to the Board of Directors of the Bank, if the Employee has served on such Board at any time during the term of the Agreement; (f) a material diminution or reduction in the Employee's responsibilities or authority (including reporting responsibilities) in connection with his employment with the Bank; or (g) a material reduction in the secretarial or other administrative support of the Employee. “Change is Control” is defined as any one of the following events: (i) the acquisition of ownership, holding, or power to vote more than 25% of the voting stock of the Bank or the Company, (ii) the acquisition of the ability to control the election of a majority of the Bank's or the Company's directors, (iii) the acquisition of a controlling influence over the management or policies of the Bank or of the Company by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (iv) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of the Bank or of the Company (the "Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2006	First South Bancorp, Inc.
(Registrant)

By: /s/ William L. Wall
William L. Wall
Executive Vice President
Chief Financial Officer and Secretary